Exhibit (n)(1)

Multiple Class Plan Pursuant to Rule 18f-3

This Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees (the “Board”) of EGA Emerging Global Shares Trust (the “Trust”), with respect to the separate series of the Trust identified on Appendix A as may be amended from time to time (each individually a “Fund” and, collectively, the “Funds”), including a majority of the Trustees who are not interested persons of the Trust, pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”). The Board of the Trust has determined that the Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each Fund, and each class of shares offered by the Funds. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for each Fund. To the extent that a subject matter set forth in this Plan is covered by the Trust’s Second Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”) or By-Laws, such Declaration of Trust or By-Laws will control in the event of any inconsistencies with descriptions contained in this Plan.

CLASSES

1. Appendix A to this Plan describes the classes to be issued by each Fund and identifies the names of such classes.

FRONT-END SALES CHARGE

2. Advisor Class shares and Institutional Class shares are sold without front-end sales charges.

CONTINGENT DEFERRED SALES CHARGE

3. Advisor Class and Institutional Class shares are not subject to contingent deferred sales charges.

RULE 12b-1 PLANS

4. In accordance with the Distribution and Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”) for the Advisor Class shares of each Fund, each Fund shall pay to ALPS Distributors Inc. (the “Distributor”), the principal underwriter for the Funds, a monthly fee not to exceed the maximum rate set forth in Appendix A as may be determined by the Board from time to time for distribution services. The monthly fee shall be reduced by the aggregate sums paid by or on behalf of such Fund to persons other than broker-dealers pursuant to shareholder servicing agreements.

5. A Rule 12b-1 Plan has not been adopted for the Institutional Class shares of any Fund.

ALLOCATION OF EXPENSES

6. Each Fund shall allocate to each of its classes of shares any fees and expenses incurred by the Fund in connection with the distribution or servicing of such class of shares under a Rule 12b-1 Plan, if any, adopted for such class. In addition, each Fund will allocate fees and expenses of the following nature to a particular class of shares of a Fund (to the extent that such fees and expenses actually vary among each class of shares or vary by types of services provided to each class of shares of the Fund):

(i)	transfer agency and other recordkeeping costs;

(ii)	U.S. Securities and Exchange Commission (“SEC”) and blue sky registration or qualification fees;

(iii)	printing and postage expenses related to printing and distributing class-specific materials, such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class of shares;

(iv)	audit or accounting fees or expenses relating solely to such class;

(v)	the expenses of administrative personnel and services as required to support the shareholders of such class;

(vi)	litigation or other legal expenses relating solely to such class of shares;

(vii)	Trustees’ fees and expenses incurred as a result of issues relating solely to such class of shares; and

(viii)	other expenses subsequently identified and determined to be properly allocated to such class of shares.

7. All expenses incurred by a Fund will be allocated to each class of shares of such Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund, except for any expenses that are allocated to a particular class as described in paragraph 6 above.

ALLOCATION OF INCOME AND GAINS

8. Income and realized and unrealized capital gains and losses of a Fund will be allocated to each class of shares of such Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund.

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CONVERSIONS

9. There shall be no conversion features associated with Advisor Class and Institutional Class shares.

EXCHANGES

10. Holders of Advisor Class and Institutional Class shares of a Fund shall have such exchange privileges as set forth in the relevant prospectuses and statements of additional information. All exchanges are subject to the eligibility and minimum purchase requirements set forth in the Funds’ prospectuses and statements of additional information. Advisor Class and Institutional Class shares of a Fund cannot be exchanged for shares of exchange-traded funds or closed-end funds within the EGA Fund Complex.

OTHER PROVISIONS

11. Shares of each class will have: (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements, including with respect to the Rule 12b-1 Plan related to that class; and (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class.

12. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor each Fund for the existence of any material conflicts between the interests of all the classes of shares offered by such Fund. The Trustees, including a majority of the Trustees who are not interested persons of the Trust, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Emerging Global Advisors, LLC, investment adviser to the Funds, and the Distributor shall be responsible for alerting the Board to any material conflicts that arise.

13. As described more fully in the Funds’ prospectuses, broker-dealers that sell shares of each Fund will be compensated differently depending on which class of shares the investor selects.

14. The Trust reserves the right to increase, decrease or waive any sales charge imposed on any existing or future class of shares of each Fund within the ranges permissible under applicable rules and regulations of the SEC and the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), as such rules may be amended or adopted from time to time. The Trust may in the future alter the terms of the existing classes of each Fund or create new classes in compliance with applicable rules and regulations of the SEC and FINRA.

15. All material amendments to this Plan must be approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

Initially Effective as of February 26, 2015

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APPENDIX A

Fund/Class	Maximum Annual Distribution Fee (as a percentage of average daily net assets of class)*
EGA Beyond BRICs Opportunities Fund
Advisor Class	0.25%
Institutional Class	None

EGA Emerging Markets Consumer Fund
Advisor Class	0.25%
Institutional Class	None

EGA Emerging Markets Core Fund
Advisor Class	0.25%
Institutional Class	None

*	Up to 0.20% of the distribution fee may deemed by the Board to be a service fee, pursuant to which the Trust may pay financial institutions, securities dealers and other industry professionals a fee for providing certain services to Advisor Class shareholders.

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